Exhibit 99.1

Aterian Appoints New Chief Operating Officer

Anton von Rueden Brings Significant E-Commerce and Supply Chain Expertise

NEW YORK, April 18, 2022 — Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) announced today the appointment of Anton von Rueden as Chief Operating Officer, effective April 18, 2022. Mr. von Rueden will oversee the Company’s global supply chain operations and will be based in the United States.

The Company also announced that Pramod K C, who was previously serving as the Company’s Chief Operating Officer, will become the COO and General Manager of Aterian’s Asia operations and will report to Mr. von Rueden.

Yaniv Sarig, Co-Founder and Chief Executive Officer of Aterian, stated, “We are excited to have Anton joining us at Aterian. He is a seasoned builder of e-commerce businesses and an operational leader with deeply relevant experience. His multi-faceted career brings incredibly valuable experience to our executive team as we prepare for our next phase of growth. Anton will target improved operational cross department management and processes as we scale our platform in years to come through building, acquiring and partnering with brands. ”

Prior to joining Aterian, Mr. von Rueden was President and COO of e-commerce aggregator Boosted Commerce. At Boosted Commerce he oversaw Business Operations and Marketing for Boosted Commerce’s portfolio of brands. Previously, Mr. von Rueden spent over five years at TechStyleOS as COO and SVP and General Manager of Global Member Services. Prior to TechStyleOS, Mr. von Rueden spent several years consulting companies such as Carfrogger, where he was Co-Founder and CEO, Frommer Legal as COO and Grünkauf AG as COO. Prior to that, Mr. von Rueden was VP of Global Operations at Spreadshirt. Mr. Von Rueden started his career at Ebay Inc. where he spent over 7 years in various roles including Managing Director of Ebay Switzerland and Austria.

Mr. von Rueden commented, “I am thrilled to join the Aterian team and help drive forward their tech-enabled vision for the consumer brands platform of the future. I am convinced that the incredible team, together with its agile processes, data and technology, provide key elements to producing the fixed cost efficiencies that enable a consumer product platform model to thrive. I see a strong proven foundation in Aterian’s existing infrastructure and am delighted to join the Aterian team in pursuing their ambitious journey.”

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER), is a leading technology-enabled consumer products platform that builds, acquires, and partners with best-in-class e-commerce brands by harnessing proprietary software and an agile supply chain to create top selling consumer products. The Company’s cloud-based platform, Artificial Intelligence Marketplace Ecommerce Engine (AIMEE™), leverages machine learning, natural language processing and data analytics to streamline the management of products at scale across the world’s largest online marketplaces, including Amazon, Shopify and Walmart. Aterian has thousands of SKUs across 14 owned and operated brands and sells products in multiple categories, including home and kitchen appliances, health and wellness, beauty and consumer electronics.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding growth, operational cross department management and processes, scaling our platform, producing fixed cost efficiencies, building, acquiring and partnering with brands and building the consumer brands platform company of the future. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: those related to the global shipping disruptions, our ability to continue as a going concern, our ability to meet financial covenants with our lenders, our ability to create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to the impact of COVID-19, including its impact on consumer demand, our cash flows, financial condition, forecasting and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to grow market share in existing and new product categories; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies, and our ability to integrate such companies and technologies with our business, our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Investor Contact:

Ilya Grozovsky

Director of Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699